UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2018

AIRGAIN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37851	95-4523882
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 150 San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 579-0200

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

Effective as of October 25, 2018, upon the recommendation of the nominating and corporate governance committee, and pursuant to the bylaws of Airgain, Inc. (the “Company”), the board of directors of the Company (the “Board”) increased the size of the Board to six directors and appointed Tzau-Jin Chung as a director to fill the newly created vacancy on the Board. Mr. Chung was appointed as a Class I director, with an initial term expiring at the 2020 annual meeting of stockholders of the Company.

Mr. Chung is currently a Senior Partner at Core Industrial Partners LLC, a private equity firm investing in North American lower middle-market industrial and manufacturing businesses, a position he has held since July 2017. From January 2013 to until his retirement in May 2016, Mr. Chung served as Chief Executive Officer of Teletrac Navman, a leading global Saas provider of commercial telematics solutions. From July 2007 to December 2012, Mr. Chung was Chief Executive Officer of Navman Wireless. Previously, Mr. Chung served as President of the New Technologies Division of Brunswick Corporation from 2002 to 2007. Prior to that, he served as Chief Strategy Officer of Brunswick Corporation and Senior Vice President of Brunswick Corporation’s Mercury Marine Division. Before joining Brunswick Corporation, Mr. Chung was an executive at Emerson Electric. Mr. Chung currently serves on the board of directors of Littelfuse, Inc. and the board of directors of MCBC Holdings, Inc. Mr. Chung earned his bachelor’s degree in science, electrical and computer engineering from the University of Texas at Austin. He also holds a MS in computer science from North Carolina State University and an MBA from the Fuqua School of Business at Duke University.

In connection with his appointment to the Board, Mr. Chung will receive, effective as of the second trading day following the Company’s release of its earnings for the third quarter of 2018, (i) an option to purchase a number of shares of common stock of the Company having a value equal to $50,000, calculated in accordance with the Black-Scholes option pricing model, determined using the Thirty-Day Trailing Average (as defined below), plus (ii) a number of restricted stock units equal to $50,000 divided by the Thirty-Day Trailing Average, in each case in accordance with the Company’s Amended Non-Employee Director Compensation Program as described below. The option award and the restricted stock units will have a term of ten years from the date of grant and will vest and become exercisable in substantially equal installments on each of the first three anniversaries of the date of Mr. Chung’s appointment to the Board, subject to Mr. Chung’s continued service on the Board through the applicable vesting date. Mr. Chung will also receive cash compensation for his service on the Board in accordance with the Company’s Amended Non-Employee Director Compensation Program.  Mr. Chung will enter into the Company’s standard indemnification agreement for directors, the form of which was filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1, initially filed with the Securities and Exchange Commission on July 15, 2016.

There are no arrangements or understandings between Mr. Chung and any other persons pursuant to which he was selected as a director, and there are no related person transactions (within the meaning of Item 404(a) of Regulation S-K) between Mr. Chung and the Company. The Board has determined that Mr. Chung meets the applicable independence requirements of the Nasdaq Stock Market.

Entry into Employment Agreement with James K. Sims

On October 25, 2018, the Board approved the entry by the Company into an employment agreement with James K. Sims, the Company’s Chairman of the Board and interim Chief Executive Officer, for his future service as Executive Chairman (the “Sims Employment Agreement”).  The Sims Employment Agreement will only become effective as of the date on which the Board appoints a new permanent Chief Executive Officer or such other earlier date as the Board and Mr. Sims mutually agree (the “Effective Date”). As previously disclosed, Mr. Sims currently serves as interim Chief Executive Officer of the Company.

Pursuant to the Sims Employment Agreement, Mr. Sims will receive an annual base salary, which will be equal to (a) $400,000 prior to the date the Company appoints a permanent Chief Executive Officer, or (b) after the date the Company appoints a permanent Chief Executive Officer, 60% of the annual base salary of the Company’s new Chief Executive Officer.  Mr. Sims will also be eligible to receive an annual incentive bonus, which bonus will remain discretionary until the date the Company appoints a permanent Chief Executive Officer, and which will be equal to 60% of the target annual incentive bonus of the Company’s new Chief Executive Officer after such date. Mr. Sims will also be entitled to participate in all employee benefit plans, programs and arrangements maintained by the Company and made available to employees generally and to receive reimbursement for all reasonable and necessary business expenses incurred on behalf of the Company.

Following the Effective Date, Mr. Sims will continue to not be entitled to any additional fees or other compensation for serving as a member of the Board, including any fees or equity grants in accordance with the Amended Non-Employee Director

Compensation Program.  Following cessation of Mr. Sims employment under the Sims Employment Agreement, subject to his remaining as a member of the Board thereafter, he will again be eligible to receive fees or other compensation for serving as a member of the Board.

Pursuant to the Sims Employment Agreement, if the Company terminates Mr. Sim’s employment without cause (as defined in the Sims Employment Agreement) or he resigns for good reason (as defined in the Sims Employment Agreement), in addition to the payment of his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled (the “Accrued Obligations”), he will be entitled to the following severance and benefits, subject to his execution of a release of claims against the Company: (i) a lump sum cash payment in an amount equal to (A) if his employment is terminated on or after the Effective Date but prior to December 31, 2020, his base salary as in effect immediately prior to the date of his termination for a period of up to 18 months (which severance period will be prorated between 18 months and 6 months depending on his length of service following the Effective Date through December 31, 2020), or (C) six months of his annual base salary as in effect immediately prior to the date of this termination if his employment is terminated on or after December 31, 2020; (ii) to the extent such termination occurs following the appointment of a permanent Chief Executive Officer, a lump sum cash payment in an amount equal to his full target bonus for the calendar year during which such date of termination occurs; and (iii) the continuation of his health and dental coverage pursuant to COBRA at the Company’s expense for the applicable severance period of 6 months following the date of termination.

If Mr. Sims is terminated as a result of his death or following his permanent disability, in addition to the payment of all Accrued Obligations, he or his estate, as applicable, is entitled to a lump sum cash payment in an amount equal to his earned bonus for the calendar year during which his date of termination occurs calculated as of the date of termination, prorated for such portion of the calendar year during which such termination occurs that has elapsed through the date of termination.

The foregoing description of the Sims Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sims Employment Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2018.

Non-Employee Director Compensation Program

On October 25, 2018, the Board approved an amended and restated non-employee director compensation program and stock ownership guidelines for its non-employee directors (the “Amended Non-Employee Director Compensation Program”). The Amended Non-Employee Director Compensation Program provides for annual retainer fees and long-term equity awards for the Company’s non-employee directors. Pursuant to the terms of the Amended Non-Employee Director Compensation Program, each non-employee director will receive an annual retainer of $32,000, with an additional $26,500 annual retainer payable to the chairperson of the Board. Non-employee directors serving as the chairs of the audit, compensation and nominating and corporate governance committees will receive additional annual retainers of $16,000, $10,600 and $8,000, respectively. Non-employee directors serving as members of the audit, compensation and nominating and corporate governance committees will receive additional annual retainers of $8,000, $5,300 and $4,000, respectively.

Each non-employee director will also receive (i) an initial grant of options to purchase a number of shares of the Company’s common stock having a value of $50,000, calculated as of the date of grant in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that the Company utilizes in preparation of its financial statements and the thirty-day trailing average trading price of the Company’s common stock preceding the date of grant (the “Thirty-Day Trailing Average”), plus (ii) such number of restricted stock units as is determined by dividing (A) $50,000 by (B) the Thirty-Day Trailing Average, which initial awards will vest in substantially equal installments on each of the first three anniversaries of the date of grant. All of a non-employee director’s initial awards shall vest in full immediately prior to the occurrence of a change in control, to the extent outstanding at such time.

Commencing in 2019, each non-employee director will receive an annual award on the first trading day in February of each year of (i) a number of stock options having a value of $30,000 (with the award to the chairperson of the Board having a value of $45,000), calculated as of the date of grant in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that we use in preparation of our financial statements and the thirty-day trailing average), plus (ii) such number of restricted stock units as is determined by dividing (A) $30,000 (with the award to the chairperson of the Board having a value of $45,000) by (B) the Thirty-Day Trailing Average, which annual awards will vest on the first anniversary of the date of grant.  All of a non-employee director’s annual awards shall vest in full immediately prior to the occurrence of a change in control, to the extent outstanding at such time.

In addition, the Amended Non-Employee Director Compensation Program contains an ownership guideline so that members of the Board are required to own shares with a value of at least three times the then-current annual retainer on or before September 30, 2021, or, if later, within three years after the director’s first appointment to the Board.

The foregoing description of the Amended Non-Employee Director Compensation Program does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Non-Employee Director Compensation Program, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRGAIN, INC.

Date: October 26, 2018	By:	/s/ Anil Doradla
	Name:	Anil Doradla
	Title:	Chief Financial Officer and Secretary